Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-239131) and on Form F-1 (File Nos. 333-251924 and 333-255545) (collectively, the “Registration Statements”) of our report dated December 30, 2020, which contains an explanatory paragraph regarding the effects of the adjustments to retrospectively apply the change in accounting related to the discontinued operations of LGC, as described in Notes 1 and 4, the termination of the Qianhai VIE agreement, as described in Note 5 and the retrospective restatement associated with the reverse split of the Company’s ordinary shares, as described in Note 15, which were audited by other auditor, relating to the consolidated financial statements of ATIF Holdings Limited for the year ended July 31, 2020, which appear in such Registration Statements. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Friedman LLP

New York, New York
December 9, 2021